Exhibit 10.2

GRANT AGREEMENT

B E T W E E N:

GOLDEN STAR RESOURCES LTD., a corporation governed under

the Canada Business Corporations Act

(the “Corporation”)

AND

[Insert Name and Address of Grantee]

(the “Grantee”)

WHEREAS the Corporation has established the Share Appreciation Rights Plan (the “Plan”) to provide incentive compensation, based on the appreciation in value of the Shares, to directors, executive officers, employees and Consultants of the Corporation and its Subsidiaries;

AND WHEREAS the Grantee is a bona fide [director/executive officer/full-time employee/part-time employee/Consultant] of the [Corporation/a Subsidiary of the Corporation];

AND WHEREAS capitalized terms not otherwise defined herein shall have the respective meanings attributed to them in the Plan;

NOW THEREFORE THIS GRANT AGREEMENT WITNESSES that in consideration of the premises and covenants of the parties made to each other contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), it is agreed by and between the parties as follows:

1.	The Grantee acknowledges having receives a copy of the Plan and irrevocably agrees to be bound by it. In the event of any inconsistency between the provisions of this Grant Agreement and the provisions of the Plan, the parties agree that the provisions of the Plan shall govern.

2.	Subject to the terms and conditions set out in this Grant Agreement, the Corporation hereby grants to the Grantee [ ] Share Appreciation Rights having a Fair Market Value at the date of Grant of $[ ]. Each such Share Appreciation Right shall relate to one Share.

3.	The maximum number of Share Appreciation Rights that may be exercised by the Grantee from time to time shall be based on the following schedule of Vesting and the specified Expiry Time(s) thereof, subject to Sections 7(b), 9 and 10 of the Plan:

Vesting Date(s)	Number of Vesting Share Appreciation Rights	Total Number of Exercisable Share Appreciation Rights	Expiry Time

4.

No Share Appreciation Rights may be exercised unless the Grantee has been continuously since the Grant Date, and is at the time of the exercise of Share Appreciation Rights by such Grantee, an Eligible Participant, except as otherwise provided in Section 9 of the Plan and this Section 4. In the event a Grantee ceases to be a director, executive officer, employee and/or Consultant of the Corporation and/or its Subsidiaries, as the case may be, whether by voluntary or involuntary resignation, termination by the Corporation without Cause, retirement, whether mandatory or otherwise, or because of Disability or death (each, a “Termination”), the Grantee or his or her Permitted Assigns may exercise, for 30 days following such Termination, Share Appreciation Rights to the extent that such Share Appreciation Rights were Vested and the Grantee was entitled to exercise them at the date of such Termination, provided that such Share Appreciation Rights shall not be exercisable after the Expiry Time. In the event of a Termination For Cause of the Grantee, the Expiry Time shall be deemed to have been accelerated and the Share Appreciation Rights of such Grantee shall be deemed to expire at the time immediately prior to such Grantee’s Termination and such Grantee will not be entitled to exercise any Share Appreciation Rights that may have otherwise Vested.

5.	Neither the Plan nor this Grant Agreement confers upon the Grantee any right with respect to employment or continued employment by the Corporation or its Subsidiaries, nor do they nullify any right that the employer may have to terminate the employment of the Grantee at any time.

6.	Subject to the provisions of the Plan, Share Appreciation Rights may be exercised from time to time during the Exercise Period by delivery by the Grantee to the Corporation at its office in Littleton, Colorado, of a written notice of exercise in the form appended hereto as Appendix A. In the event that a Grantee elects to exercise Share Appreciation Rights, the Corporation or the relevant Subsidiary, as the case may be, shall pay by way of bonus and the Grantee shall be entitled to receive the amount (the “Award Amount”) determined by multiplying:

(i)	the amount by which the Fair Market Value of one Share determined as of the date of exercise of such Share Appreciation Rights exceeds the Fair Market Value of one Share determined as of the Grant Date of such Share Appreciation Rights by

(ii)	the number of Share Appreciation Rights which are so exercised.

Notwithstanding the foregoing, from and after the Completion of the Change of Control, on the day of exercise of Share Appreciation Rights by the Grantee, the Corporation or the relevant Subsidiary, as the case may be, shall pay by way of bonus, and each Grantee who has exercised Share Appreciation Rights from or after the completion of the Change of Control shall be entitled to receive, in cash the Change of Control Payment Amount. The Award Amount or the Change of Control Payment Amount, as the case may be, shall be paid to the Grantee by the Corporation or the relevant Subsidiary in a lump sum cash payment on the date of exercise.

7.	At the expiration of the Exercise Period in respect of any Share Appreciation Rights granted under this Grant Agreement that have not then been exercised, such Share Appreciation Rights shall forthwith expire and terminate and be of no further force or effect whatsoever.

8.	The Grantee hereby certifies to the Corporation that the Grantee’s participation in the Plan is voluntary and the Grantee was not induced to participate in the Plan by expectations of employment or engagement or continued employment or continued engagement with the Corporation.

9.

All payments made under this Grant Agreement by the Corporation or a Subsidiary shall be made net of any income taxes or withholding taxes required to be withheld under applicable income tax legislation at the time of payment. In the event that the Corporation or a Subsidiary does not withhold any taxes otherwise required to be withheld under applicable laws, the Grantee shall nonetheless be solely responsible for remitting and paying such taxes to the applicable regulatory authorities in a timely manner and the Grantee shall indemnify and hold fully harmless the Corporation and its Subsidiaries for any taxes that have not been remitted or paid by the Grantee in accordance with applicable laws.

10.	It is the intent of the Corporation and its Subsidiaries that all Share Appreciation Rights granted under the Plan shall be exempt from the requirements and mandates of Section 409A of the U.S. Code pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(5)(B), and the Plan and this Grant Agreement shall be interpreted accordingly. In the event it is determined that any Share Appreciation Right would be subject to the requirements and mandates of Section 409A of the U.S. Code, the Corporation may amend the Share Appreciation Rights to the minimum extent necessary to avoid, if possible, the application of any additional taxes required by U.S. Code Section 409A; provided, however, that in no event will the Corporation be liable to the Grantee for any taxes, penalties, or interest that may be levied upon the Grantee under or with respect to the application of Section 409A of the U.S. Code.

11.	Neither the Board, the Committee, nor any director, officer or employee of the Corporation shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan and this Grant Agreement, and the members of the Board, the Committee and such directors, officers and employees of the Corporation shall be entitled to indemnification by the Corporation in respect of any claim, loss, damage or expense (including legal fees and disbursements) arising therefrom to the fullest extent permitted by law.

12.	This Grant Agreement shall enure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Grantee and his heirs, executors and legal representatives.

13.	Share Appreciation Rights are not transferable by the Grantee except to a Permitted Assign, or by will or the laws of descent and distribution, and are exercisable, during his or her lifetime, only by the Grantee.

14.	Time shall be of the essence of this Grant Agreement.

15.	This Grant Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and the Corporation and the Grantee irrevocably and unconditionally submit to the jurisdiction of the Courts of the Province of Ontario.

IN WITNESS WHEREOF this Grant Agreement has been executed by the parties as of the             day of             ,             .

GOLDEN STAR RESOURCES LTD.

Name:
Title:

Witness	[Insert name of Grantee]

APPENDIX A

Share Appreciation Right – Exercise Form

Note:	All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Share Appreciation Rights Plan of Golden Star Resources Ltd.

I hereby advise the Corporation that I desire exercise the following Share Appreciation Rights granted to me by the Corporation:

Grant Date	Vesting Date	Number of Share Appreciation Rights Exercised

Grantee Signature

Grantee Name (please print)

Date